Exhibit 99.1

B2Digital Announces B2 Fighting Series 2020 Fall Season Schedule, Featuring 13 Action-Packed Events

TAMPA, FL, August 11, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the Company’s new B2 Fighting Series LIVE Event Fall Season Schedule, packed with thirteen (13) top events representing a mix of Fighting and Grappling showcases set to take place in ten major metropolitan markets across five top fighting states.

With its new Fall Event Season – including a 30% increase in events on a year-over-year basis – the B2Digital B2 Fighting Series continues to establish itself as the Premier Development League for the MMA marketplace.

Due to the COVID-19 outbreak, the Company’s Spring and Summer 2020 event seasons were suspended. However, B2Digital is extremely excited to offer up an action-packed Fall 2020 LIVE Event season set to demonstrate the Company’s maturation and growth as a top-tier live sports brand in the US market.

The Fall Season will kick off with Strikehard 55 MMA in Tuscaloosa, Alabama on August 29, 2020, and continue with twelve more exciting events through mid-December.

B2 Fighting Series 2020 Fall Season Schedule (subject to change):

Date Fight Group Location

Aug 29	Strikehard 55 MMA	Tuscaloosa, Alabama
Sep 19	UCL Grappling B2GS 1	Chicago, Illinois
Sep 26	Pinnacle Combat 32 MMA	Dubuque, Iowa
Sep 26	HRMMA 119 MMA	Bowling Green, Kentucky
Oct 03	HRMMA 120 MMA	Covington, Kentucky
Oct 17	Strikehard 56 MMA	Birmingham, Alabama
Oct 24	Colosseum Combat Grappling B2GS 2	Indianapolis, Indiana
Nov 06	HRMMA 121 MMA	Elizabethtown, Kentucky
Nov 07	Pinnacle Combat 33 MMA	Dubuque, Iowa
Nov 14	SHP Grappling B2GS 3	Tuscaloosa, Alabama
Nov 21	UCL Grappling B2GS 4	Chicago, Illinois
Dec 05	Colosseum Combat Grappling B2GS 5	Kokomo, Indiana
Dec 12	Strikehard 57 MMA	Tuscaloosa, Alabama

“We really couldn’t be more excited to get our live event season scheduled – and at a strong year-over-year rate of growth compared to Fall 2019 – as we get back to the business of doing what we love: putting on great fights,” said Greg P. Bell, Chairman & CEO of B2Digital. “The virus presented us with a tremendous test, and we have responded by finding new opportunities and laying a foundation that ultimately has more upside potential than we had at this point last year. In every major facet of the B2Digital business, we have less competition and better input pricing. We are also still positioned in the drivers’ seat in the MMA growth phenomenon, which is a rock-solid long-term foundation of value for our shareholders.”

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The Company anticipates some degree of uncertainty around the Fall 2020 Event Schedule presented above as local health and policy factors may intervene and force some schedule modifications. However, B2Digital is already planning for a busy Spring and Summer 2021 Event Schedule following the holiday break, and the Company looks forward to further updating its fans, followers, and shareholders on upcoming action-packed B2Digital LIVE MMA Events.

For more information about B2Digital, visit the Company’s website at https://www.b2digitalotc.com.

About B2Digital Inc.

With extensive background in entertainment, television, video and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Global Management

info@TigerGMP.com

www.TigerGMP.com

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